Exhibit 8.1

Seyfarth Shaw LLP 233 South Wacker Drive Suite 8000 Chicago, Illinois 60606-6448 T (312) 460-5000 F (312) 460-7000 smeier@seyfarth.com T (312) 460-5548 www.seyfarth.com

March 23, 2023

MDB Capital Holdings, LLC

2425 Cedar Springs Road

Dallas, Texas 7520

Ladies and Gentlemen:

We have acted as special tax counsel to MDB Capital Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), in connection with the Company’s offering of its Class A Shares as described in that certain Registration Statement No. 333-268318 on Form S-1 as filed with the Securities and Exchange Commission on March 23, 2023. You have requested our opinions regarding the classification of the Company for federal income tax purposes, as described below.

In rendering the opinions expressed below, we have examined and relied on the limited liability company agreement of the Company dated August 10, 2021, in the form provided to us (the “LLC Agreement”) and such other documents, instruments and/or records as we have deemed are necessary or appropriate for this opinion letter. In addition, in rendering our opinions, with your permission, we have relied upon the statements, representations, and warranties made by the Company in a representation letter (attached hereto as Attachment 1) dated the date hereof provided to us in connection with the preparation of the opinions set forth below.

Our opinions are based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations issued thereunder, and administrative rulings, judicial decisions, and other applicable authorities, all as available and in effect on the date hereof. The statutory provisions, regulations and interpretations upon which our opinions are based are subject to change, and such change could apply retroactively. The opinions set forth below represent our considered judgment but are not binding on the U.S. Internal Revenue Service or any court.

MDB Capital Holdings, LLC March 23, 2023 Page 2

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Company will be classified as a partnership under section 7701 of the Code that is not a publicly traded partnership as defined in section 7704 of the Code for any taxable year or portion thereof during which interests in the Company are neither traded on an established securities market nor readily tradable on a secondary market or the substantial equivalent thereof (within the meaning of section 7704(b) of the Code);

2.	The Company will be classified as a publicly traded partnership as defined in section 7704 of the Code for any taxable year or portion thereof during which interests in the Company are either traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof (within the meaning of section 7704(b) of the Code; and

3.	Whether or not the Company is classified as a publicly traded partnership for any taxable year or portion thereof, the Company will not be classified as a corporation under section 7701 of the Code or treated as a corporation under section 7704 of the Code.

In rendering the foregoing opinions and evaluating the issues relating thereto, we have not taken into account the possibility that any tax return of the Company or any other person or entity will not be audited or that a matter will not be raised on audit.

With your permission we have assumed the following: (a) the authenticity of original documents and genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) that the individuals signing on behalf of the parties to the LLC Agreement have the capacity to execute the same; (d) that each party to the LLC Agreement has complied and will comply with all provisions of the LLC Agreement; (e) that there are no relevant agreements or understandings between or among any or all of the parties to the LLC Agreement except as referred to therein; and (f) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.

We express no opinions as to matters of law other than the federal income tax law of the United States of America.

We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

s/ Seyfarth Shaw LLP

SEYFARTH SHAW LLP